Silver Dragon Announces Annual Meeting of Shareholders

TORONTO, ON / ACCESSWIRE / November 19, 2015 / Silver Dragon Resources Inc. (SDRG) (the "Company") today announced that it will hold its Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, February 18, 2016, at 10:00 a.m. Eastern Standard Time, at 200 Davenport Road, Toronto, Ontario, Canada. The record date for shareholders entitled to vote at the Annual Meeting is Friday, January 8, 2016.

Additional Information and Where to Find It

In connection with the Annual Meeting, the Company will send to its shareholders of record a proxy statement describing in detail additional logistical information related to the Annual Meeting, the proposals to be voted on at the Annual Meeting, the procedure for voting in person or by proxy at the Meeting, and the various other information related to the Meeting (including further information related to the required vote for approval of each proposal), along with a proxy card enabling them to indicate their vote on each matter and file the proxy statement with the Securities and Exchange Commission.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of gold and silver mines in proven mining districts globally. Silver Dragon's objective is to acquire mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant precious metal producer. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company's ability to obtain any necessary permits, consents or authorizations required for its activities; the Company's ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

SOURCE: Silver Dragon Resources Inc.